Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	www.washreit.com
March 22, 2017

WASHINGTON REIT TO ACQUIRE 600 NEW HAMPSHIRE AVENUE, NW IN WASHINGTON, DC AND RAISE 2017 CORE FFO GUIDANCE RANGE

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE) plans to acquire 600 New Hampshire Avenue, NW a 309,000 square foot iconic office building on the Potomac riverfront in Washington DC for approximately $135 million in a transaction that is structured to include the issuance of units for a portion of the purchase price.
Located within the internationally recognized Watergate Complex and 0.3 miles from Metro’s Foggy Bottom station with instant commuter access to Interstate 66 and Rock Creek Parkway, the 97% leased 600 New Hampshire Avenue, NW, commonly known as Watergate 600, is a twelve-story office building with panoramic river and monument views.
“The acquisition of Watergate 600 exemplifies Washington REIT’s office strategy of acquiring high-quality, urban, metro-centric assets that further increase our footprint within prime locations in the District,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “Following the company’s value-add success at 1775 Eye Street, which was acquired and renovated in 2014, 600 New Hampshire provides Washington REIT with another excellent opportunity to create value for our shareholders through effective repositioning and leasing.”
Originally delivered in 1972 and extensively renovated in 1997, the asset is undergoing a second round of significant renovations that Washington REIT will refine and complete. Designed to deliver a Class-A status, the scope of the renovations includes modernizing and expanding the lobby and rooftop, a new state-of-the-art fitness facility and conference center, as well as major systems upgrades. The asset will provide Washington REIT the opportunity to lease up approximately 90,000 square feet set to expire at year-end 2018, while remaining anchored by the headquarters of The Atlantic Media Company, a nationally renowned media conglomerate occupying 140,000 square feet under a long-term lease through October 2027.
The company expects to close the acquisition in early April, subject to satisfaction of certain closing conditions, and is now providing 2017 acquisition and disposition assumptions, which reflect the above-mentioned planned acquisition and assume asset dispositions of $70 to $100 million.
Based upon the above acquisition and disposition assumptions for 2017, Washington REIT is raising the bottom and top ends of its 2017 Core FFO(1) guidance range by two cents to $1.76 to $1.84 from $1.74 to $1.82 per fully diluted share.
A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2017, reflecting the acquisition and disposition assumptions above, is as follows:
2017 Guidance Reconciliation Table

	Low	High
Net income attributable to the controlling interests per diluted share	$0.35	$0.43
Real estate depreciation and amortization	1.41	1.41
NAREIT FFO per diluted share	1.76	1.84
Core adjustments	—	—
Core FFO per diluted share	$1.76	$1.84

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

Washington REIT's 2017 Core FFO guidance is based on a number of factors and assumptions, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from assumptions.
Washington REIT is a self-administered equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 49 properties, totaling approximately 6 million square feet of commercial space and 4,480 multifamily units, and land held for development. These 49 properties consist of 19 office properties, 16 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).
(1)Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.
Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this press release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2016 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.